January 31, 2008

United States Securities and Exchange Commission
Judiciary Plaza
450 Fifth Street N.W.
Washington, D.C. 20549
U.S.A

To Whom It May Concern:

Re: Wireless Age Communications Inc.

This letter will confirm that we reviewed item 4.01 of the Company’s Form 8-K dated January 31, 2008, captioned “CHANGES IN REGISTRANT’S CERTIFYING ACCOUNTANT” and that we agree with the statements made therein as they relate to us.

We hereby consent to the filing of this letter as an exhibit to the foregoing report on Form 8-K.

Yours truly,

A Pre-decessor firm to Deloitte & Touche LLP
Per: Elliott Jacobson, C.A.
Partner
EJA: pds

Direct Line:                    416-644-4356
Fax Line:                       416-644-4357
Email:                             elliott_jacobson@mintzca.com

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